UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2010

Conolog Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	00-08174	22-1847286
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Columbia Road, Somerville, New Jersey	08876
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (908) 722-8081

n/a (Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 23, 2010, Conolog Corporation (the “Company”) received a Nasdaq Staff Deficiency Letter stating that the Company no longer complies with the Nasdaq Listing Rule (the “Listing Rule”) for continued listing because the Company has not maintained a minimum of $2,500,000 in stockholders’ equity as required for continued listing pursuant to Listing Rule 5550(b)(1), and as of June 22, 2010, the Company does not meet the alternatives of market value of listed securities or net income from continuing operations. The Company has 45 calendar days to submit a plan to regain compliance with Listing Rule 5550(b)(1). After the Company submits its plan to Nasdaq for review, Nasdaq will contact the Company with any questions or comments, and will provide written notice of their decision. If the Company’s plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from June 23, 2010 to evidence compliance. If the Company’s plan is not accepted, the Company will have the opportunity to appeal the decision to a hearing panel.

On June 23, 2010, the Company received a second Nasdaq Staff Deficiency Letter stating that the Company no longer complies with the Listing Rule for continued listing because the Company’s Form 10-Q for the period ended April 30, 2010 has not yet been reviewed in accordance with Statement of Auditing Standards No. 100, as required by Rule 8-03 of Regulation S-X, pursuant to Listing Rule 5250(c)(1). The Company has 60 calendar days to submit a plan to regain compliance with Listing Rule 5250(c)(1). After the Company submits its plan to Nasdaq for review, Nasdaq will contact the Company with any questions or comments, and will provide written notice of their decision. If the Company’s plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the filings’ due date, or until December 20, 2010, to regain compliance. If the Company’s plan is not accepted, the Company will have the opportunity to appeal the decision to a hearing panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOLOG CORPORATION

By:	/s/ Robert S. Benou
Robert S. Benou
Chief Executive Officer

 Dated: June 25, 2010